Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES, INC. SELLS HEATING SYSTEMS BUSINESS

(Newport Beach, California, June 7, 2005) – Water Pik Technologies, Inc. (NYSE: PIK) today announced that it has signed a definitive agreement to sell its Laars® Heating Systems business to Bradford White Corporation for $24,300,000.  The transaction is expected to be completed on June 30, 2005.  The sale is not expected to have a material impact on operating income for the remainder of Fiscal-Year 2005, other than the effect of recording the transaction.

“We are pleased that we have been able to reach this mutually beneficial agreement with Bradford White,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “The divestiture of our Heating Systems business will allow us to further focus our resources on our two remaining business segments.”  As previously announced in January 2005, the Board of Directors is continuing its review of strategic alternatives for the Company.

“The addition of the Laars® Heating Systems’ extensive line of technologically advanced products, its personnel and manufacturing and distribution capabilities are key additions to the Bradford White family,” said A. Robert Carnevale, President and Chief Executive Officer of Bradford White Corporation.  “The acquisition is one in a series of focused moves we have made in recent years to continue growth and expand our appeal to the plumbing and HVAC industry.”  The Laars® Heating Systems business will become a wholly owned subsidiary of Bradford White.

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Forward-looking Statements

In this press release, the statement regarding the expected closing date and statements from Mr. Hoopis are forward-looking statements.  In addition, any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.   The closing of the transaction and the closing date are subject to the satisfaction of agreed upon closing conditions specified in the definitive agreement.  The failure to satisfy the closing conditions could result in a failure of or delay in closing the transaction.  With respect to the Company’s strategic alternatives announcement on January 4, 2005, no assurance can be given that any strategic alternative involving a transaction will be pursued or, if a transaction is pursued, that it will be consummated. In addition, the impact, if any, that pursuing strategic alternatives will have on the financial performance or operations of the Company is uncertain.  The reader is cautioned not to rely on any forward-looking statements, as actual results may differ materially from those reflected in the forward-looking statements.  The Company does not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

Bradford White Corporation is a full line manufacturer of residential, commercial and industrial products for water heating, space heating, combination heating and storage applications.  The Company is headquartered in Ambler, PA and has manufacturing facilities in Middleville, MI, Niles, MI and Mississauga, ON, Canada.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

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